Exhibit 1.1

Cantor Fitzgerald & Co. 110 East 59th Street New York, New York 10022 Tel 212.938.5000 www.cantorfitzgerald.com

January 16, 2018

SELLAS Life Sciences Group, Inc.

315 Madison Avenue, 4th Floor

New York, NY 10017

Attention:	Angelos Stergiou, M.D., ScD. h.c. President and Chief Executive Officer

Ladies and Gentlemen:

This letter agreement (together with Annex A and the Indemnification Provisions attached hereto, this “Agreement”) confirms the agreement between SELLAS Life Sciences Group, Inc. (“Sellas” or the “Company”) and Cantor Fitzgerald & Co. (“CF&CO”) as follows:

1.	We have been advised by the Company that it contemplates one or more financing(s) through the private placement, offering or other sale of equity instruments in any form, including, without limitation, preferred or common equity, or instruments convertible into preferred or common equity or other related forms of interests or capital of the Company in one or a series of transactions (a “Financing”). The Company hereby engages CF&CO to act as the Company’s exclusive U.S. based financial advisor, placement agent and arranger in connection with any Financing. While it is anticipated that the Financing will include investors from outside the U.S., CF&CO shall earn compensation hereunder only as to U.S. based investors which may participate in the Financing. CF&CO acknowledges that the Company is currently subject to a “bad actor disqualification” under Rule 506(d) under the U.S. Securities Act of 1933, as amended, and is thus currently unable to rely on the exemption from the registration requirements afforded thereunder.

2.	CF&CO hereby accepts the engagement and, in that connection, to the extent requested by the Company and appropriate under the circumstances, agrees to assist the Company in the following:

(a)	Review and analysis of the business, financial condition and prospects of the Company;

(b)	Preparation of marketing materials concerning the Company and the Financing for distribution and presentation to prospective investors;

(c)	Preparation and implementation of a marketing plan;

(d)	Solicitation of, and the review of proposals received from, prospective investors;

(e)	Review, from a financial point of view, of proposed Financing structures and terms;

(f)	Arranging for prospective investors to conduct business investigations; and

SELLAS Life Sciences Group, Inc.

January 16, 2018

(g)	Participation in the negotiation of the Financing under your guidance.

3.	In consideration of our services pursuant to this Agreement, the Company agrees to pay CF&CO the following compensation:

(a)	Upon each closing of the Financing, the Company shall pay to CF&CO a non-refundable cash fee equal to 7% of the aggregate gross proceeds received from U.S. based investors in connection with such Financing.

(b)	The fees payable pursuant to this section 3 shall be in addition to any other fees that the Company may be required to pay directly to any prospective investor to secure its financing commitment.

(c)	The Company shall retain the right to accept or reject funds from any investor in the Financing.

All fees payable hereunder will be payable in dollars in immediately available funds to CF&CO for its own account, or as directed by it, free and clear of and without deduction for any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto and will not be subject to reduction by way of setoff or counterclaim. Once paid, no fee will be refundable under any circumstances.

CF&CO and Company hereby specifically agree that no fee shall be payable to CF&CO hereunder with respect to any portion of the Financing provided by investors from outside the U.S.

4.	The Company will promptly reimburse CF&CO, periodically upon request, for all documented out-of-pocket expenses reasonably incurred by CF&CO in connection with CF&CO rendering its services under this Agreement, including the fees and disbursements of legal counsel, whether or not any Financing occurs. Without limitation of the Indemnification Provisions attached hereto, the aggregate amount of expenses reimbursable by the Company under this section shall not exceed $50,000 without the Company’s consent.

5.	During the period of CF&CO’s engagement hereunder and for a period of 12 months thereafter, and conditioned upon the consummation of a Financing resulting in gross proceeds of at least $10 million to the Company from U.S. based investors within four weeks of the date of this Agreement, CF&CO shall have the right, but not the obligation, to act as (a) an underwriter, initial purchaser or placement agent for any future financing involving debt and/or equity securities of the Company or any syndicated loan financing undertaken on behalf of the Company (in each case acting as a bookrunner) in each case on terms and conditions (including receipt of internal committee approvals) customary for CF&CO for similar transactions, which terms and conditions will be mutually acceptable to the Company and CF&CO and embodied in one or more separate written agreements.

SELLAS Life Sciences Group, Inc.

January 16, 2018

6.	CF&CO’s engagement hereunder shall terminate upon the closing of a Financing. Prior to the closing of a Financing, CF&CO’s engagement hereunder may be terminated at any time by CF&CO or by the Company, in each case, by written notice thereof to the other party without liability or continuing obligation on the part of the Company or CF&CO; provided, however, that CF&CO will continue to be entitled to the full amount of any compensation payable pursuant to section 3 above in the event that (i) any of the events specified therein occurs with any U.S. based investor prior to the expiration of 6 months after any termination of this Agreement or CF&CO’s engagement hereunder or (ii) prior to the expiration of 6 months after any termination of CF&CO’s engagement hereunder an agreement is executed by the Company pursuant to which a Financing with any U.S. based investor is subsequently consummated; and provided, further, that sections 4, 5, 6, 8 and 9, and Annex A and the Indemnification Provisions attached hereto, shall survive any termination of CF&CO’s engagement hereunder.

7.	The provisions set forth in Annex A and the Indemnification Provisions attached hereto are incorporated herein in their entirety.

8.	EACH OF CF&CO AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE EQUITY HOLDERS AND CREDITORS) HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, ANY FINANCING OR THE USE OF PROCEEDS THEREOF).

9.	This Agreement and all controversies arising hereunder or relating hereto will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles thereof.

10.	For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto, each of which shall be an original instrument and all of which taken together shall constitute one and the same Agreement. Delivery of a signed counterpart of this Agreement by e-mail or facsimile transmission shall constitute valid and sufficient delivery thereof.

[Signature Page Follows]

SELLAS Life Sciences Group, Inc.

January 16, 2018

Please confirm that the foregoing is in accordance with your understanding by signing in the space provided below and returning to us a duplicate of this Agreement.

Very truly yours, CANTOR FITZGERALD & CO.

By:	/s/ John Belle
Name: John Belle Title: COO

ACCEPTED AND AGREED TO:

SELLAS Life Sciences Group, Inc.

By:	/s/ Angelos M. Stergiou, M.D., Sc.D h.c.
Name: Angelos M. Stergiou, M.D., Sc.D h.c. Title: President and Chief Executive Officer

ANNEX A

Additional Provisions

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the letter agreement dated March 12, 2018 (as amended from time to time, the “Agreement”) between SELLAS Life Sciences Group, Inc. and Cantor Fitzgerald & Co.

A.	For purposes of the definitions of “Financing,” the applicability of Section 3(b) and CF&CO’s rights pursuant to Section 5 of this Agreement, the term “Company” includes (i) any present and future affiliates and subsidiaries of the Company, (ii) any person or entity controlled by the Company or any of its equity owners that is acting together with the Company with respect to a Financing, (iii) any entity formed or owned by any equity owner of the Company or any of their respective affiliates into which all or any part of any asset of the Company or to be acquired by the Company is or may be transferred, and (iv) any entity formed by the Company or any person or entity that is controlled by the Company or any of its equity owners that is, in each case, acting together with the Company or their respective affiliates (within the meaning of the Securities Exchange Act of 1934, as amended), in each case, in connection with or for the purpose of entering into the Financing.

B.	During the period of CF&CO’s engagement hereunder, the Company will furnish or arrange to have furnished to CF&CO all information concerning the Company and the Financing that CF&CO deems appropriate and will provide CF&CO with access to the Company’s officers, directors, employees, affiliates, appraisers, independent accountants, legal counsel and other agents, consultants and advisors (collectively, its “Representatives”).

C.	The Company represents and warrants that all information (i) made available by the Company or its Representatives to CF&CO or any prospective investor in the Financing, (ii) contained in any private placement memorandum for the Financing (as amended and supplemented from time to time, the “Memorandum”) or (iii) contained in any filing by the Company with any governmental or regulatory agency or commission (an “Agency”) with respect to the Financing will, at all times during the period of the engagement of CF&CO hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants that any projections or other information provided by the Company or its Representatives to CF&CO, any prospective investor in the Financing or any Agency with respect to the Financing, or contained in any Memorandum, will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable.

The Company agrees that during the term of CF&CO’s engagement hereunder the Company shall notify CF&CO promptly if (i) any material adverse change, or any development that may lead to a material adverse change, occurs in the business, properties, operations, financial condition or prospects of the Company, (ii) at any time, the information included in the Memorandum or any other information provided to prospective investors then in use includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (iii) any information furnished by the Company to CF&CO is or becomes inaccurate, incomplete or misleading in any material respect.

If any event shall occur or condition shall exist as a result of which it is necessary or advisable, in the opinion of the Company or CF&CO, to amend or supplement the Memorandum, any other marketing materials or any other information of the Company in order that the Memorandum, marketing materials or other information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, the Company shall promptly notify CF&CO and prepare and furnish to CF&CO such number of copies as CF&CO may reasonably request of such amendment or supplement to the Memorandum, marketing materials or other information (in form and substance reasonably satisfactory to CF&CO).

D.	In connection with CF&CO’s activities on the Company’s behalf, the Company agrees to take such actions (including marketing assistance) as may be reasonably requested by CF&CO to effect the Financing (including without limitation, the registration or qualification of Company securities in mutually agreed jurisdictions).

E.	In addition, in the event that, during the period of the engagement of CF&CO hereunder, the Company or any of its Representatives are contacted by or on behalf of any U.S. based party concerning the possibility of a Financing, the Company will promptly so inform CF&CO in order that CF&CO can evaluate such party and its interest and assist the Company in any subsequent discussions. The Company will also promptly inform CF&CO in the event that the Company retains any legal counsel, consultant or other advisor or Representative in connection with the Financing.

F.	The Company recognizes and confirms that, in providing our services pursuant to this Agreement, CF&CO will rely upon and assume the accuracy and completeness of all financial and other information furnished by or discussed with the Company, any investor and their respective Representatives, or available from public sources, and CF&CO does not assume responsibility for the accuracy or completeness of any such information, the Memorandum or any other information regarding the Company, any prospective financing source, the Financing or the use of proceeds thereof. It is understood and agreed that (i) CF&CO will have no obligation to verify such information or to conduct any independent evaluation or appraisal of the assets or liabilities of the Company, any investor or any other party and (ii) CF&CO will assume that any financial projections or forecasts that may be furnished by or discussed with the Company or any investor and their respective Representatives have been reasonably prepared and reflect the best then currently available estimates and judgments of the Company.

[Annex A to the letter agreement dated March 12, 2018 between SELLAS Life Sciences Group, Inc. and Cantor Fitzgerald & Co.]

(ii)

G.	In order to coordinate efforts to effect the Financing, during the period of the engagement of CF&CO hereunder,

(1)	Neither the Company nor any of its Representatives shall, directly or indirectly (except through CF&CO), solicit any offer from any U.S. based party to provide the Financing.

(2)	In connection with CF&CO’s activities on the Company’s behalf, the Company authorizes the use of the Memorandum and other data furnished to CF&CO by the Company for distribution to prospective financing sources.

(3)	The Company will keep confidential and will not disclose or distribute to any person the Memorandum or any other materials related to the Financing, or otherwise advertise to or solicit prospective investors in the Financing, without the consent of CF&CO.

H.	In addition to the matters set forth above, in connection with the Financing the Company further represents and agrees as follows:

(1)	Each sale of securities to an investor in the Financing will be evidenced by one or more purchase agreements or similar agreements (“Purchase Agreements”) between the Company and such investor, in form and substance reasonably satisfactory to CF&CO, containing customary representations, warranties, covenants, indemnification provisions and closing conditions. Each Closing shall be held promptly following the execution and delivery of the Purchase Agreements (“Signing”) and the satisfaction of the conditions set forth in such Purchase Agreements (or on such other later date as CF&CO and the Company both agree).

(2)	The Company agrees that it will perform and comply with each of its covenants and other obligations set forth in the Purchase Agreements, that CF&CO shall be entitled to rely on the representations and warranties of the Company contained in the Purchase Agreements as if they were made directly to CF&CO, and that the Company shall cause CF&CO to be entitled to rely on any opinions delivered to investors in connection with the Financing.

(3)	The Company acknowledges and agrees that the terms of the Financing will (among other matters) require the Company (i) promptly following Signing, to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to the possible resale, from time to time, of the securities purchased in the Financing and (ii) to keep the Registration Statement effective until such time as such securities become eligible for resale by non-affiliates pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). The Company further agrees that it will not modify any executed Purchase Agreement, nor will it execute and deliver any additional Purchase Agreements after the time the Company has filed the Registration Statement with the SEC.

[Annex A to the letter agreement dated March 12, 2018 between SELLAS Life Sciences Group, Inc. and Cantor Fitzgerald & Co.]

(iii)

(4)	On the date of Signing and again on the date of each Closing, the Company will cause (i) its independent public accountants, to address and deliver to the Company and CF&CO a letter or letters (which letters are frequently referred to as “Comfort Letters”), dated as of such dates, which letters shall be in form and substance reasonably requested by CF&CO and (ii) its outside counsel to address and deliver to the Company and CF&CO an opinion or opinions, dated as of such dates, which opinion(s) shall be in the form and substance reasonably requested by CF&CO; and the Company shall also furnish to CF&CO and its counsel such additional certificates, opinions or other documents as they may reasonably request.

(5)	At or prior to Signing, the Company will execute and deliver to CF&CO, and will cause each person who is a director or officer of the Company to execute and deliver to CF&CO, agreements in form and substance reasonably requested by CF&CO, in which the Company and such other persons undertake (subject to certain customary exceptions) for a period ending ninety (90) days after the effective date of the Registration Statement, not to sell, contract to sell or otherwise dispose of or issue any securities of the Company, without the prior written consent of CF&CO.

(6)	The Company will cause each investor in the Financing to execute an investor letter including, but not limited to, representations that such investor is an “accredited investor” or “qualified institutional buyer” within the meaning of the federal securities laws.

(7)	The Company will not take or permit its Representatives or any of its other agents, affiliates or associates to take any action that would cause the Financing to fail to qualify for an exemption from the registration requirements of the federal securities laws.

(8)	The Company represents and warrants that no offers or sales of securities have been made by the Company or on the Company’s behalf during the six-month period ending with the date of this Agreement and that no such offers or sales are currently being made or contemplated (in each case, whether pursuant to outstanding warrants, options, convertible or exchangeable securities, acquisition agreements or otherwise). The Company will not, for a period of six months following the final closing date of the Financing, offer for sale or sell any securities unless, in the opinion of the Company’s outside counsel, such offer or sale does not jeopardize the availability of the exemptions from the registration and qualification requirements of the federal securities laws and state and foreign securities laws and regulations with respect to the Financing.

I.	This Agreement does not constitute an expressed or implied commitment or undertaking on the part of CF&CO to provide any part of the Financing and does not ensure the successful arrangement or completion of the Financing or any portion thereof. Notwithstanding any oral representations or assurances previously or subsequently made by the parties, in addition to the other matters set forth herein CF&CO’s willingness to arrange any private placement or other exempt offering of Company securities or otherwise

[Annex A to the letter agreement dated March 12, 2018 between SELLAS Life Sciences Group, Inc. and Cantor Fitzgerald & Co.]

(iv)

effect the Financing is subject to (i) the satisfaction of the conditions to closing set forth in the Purchase Agreements and the absence of any events set forth therein which would permit the termination thereof, each as determined by CF&CO, and (ii) the receipt of (a) any required CF&CO’s internal committee approvals and (b) such legal opinions of Company counsel and other instruments and agreements as may be deemed appropriate by CF&CO.

J.	All advice (written or oral) given by CF&CO in connection with CF&CO’s engagement are intended solely for the benefit and use of the Company, and no such advice shall be used for any other purpose or be reproduced, disseminated, quoted from or referred to at any time, in any manner or for any purpose, nor shall any public references to CF&CO be made by the Company without the prior written consent of CF&CO.

K.	CF&CO and its affiliates constitute a full service securities firm, engaging in a wide range of activities for their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, merchant banking, equity and fixed income sales, trading and research, derivatives, foreign exchange, futures, asset management, custody, clearance and securities lending. In the course of its business, CF&CO and its affiliates may, directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to debt or equity securities and/or bank debt of, and/or derivative products relating to, the Company, any prospective investor and other participants in the Financing. In addition, at any given time CF&CO and/or any of its affiliates may have been and/or be engaged by one or more entities that may be competitors with, or otherwise adverse to, the Company in matters unrelated to the Financing.

Consistent with applicable legal and regulatory requirements, CF&CO has adopted policies and procedures to establish and maintain the independence of CF&CO’s research departments and personnel. As a result, CF&CO’s research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Company, prospective investors, the Financing and other participants in the Financing that differ from the views of CF&CO’s investment banking personnel.

L.	CF&CO may, at its option and expense, and subject in each case to the prior approval of an authorized officer of the Company (other than in the case of a customary tombstone) include the Company’s name and logo and a description of CF&CO’s role in connection with the Financing in such newspapers, periodicals, annual reports and other public marketing materials as it may choose.

M.	To help the United States government fight the funding of terrorism and money laundering activities, the federal law of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business as a condition to doing such business. To permit compliance with this requirement, upon request the Company will provide CF&CO with information or documents sufficient to verify the Company’s identity, including (as appropriate) a U.S. taxpayer identification number or other government-issued identification number, a government-issued business

[Annex A to the letter agreement dated March 12, 2018 between SELLAS Life Sciences Group, Inc. and Cantor Fitzgerald & Co.]

(v)

license, a certified charter, certificate of incorporation, partnership agreement or trust instrument and other constituent documents.

N.	The Company represents, to the best of its knowledge, that none of (i) the Company, (ii) any person controlling or controlled by the Company, (iii) any person having a beneficial ownership interest in the Company and (iv) any person for whom the Company acts as an agent or nominee is (x) a country, territory, individual or entity named on the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) list, (y) a person or entity prohibited under the programs administered by OFAC (“OFAC Programs”), or (z) a country, territory, individual or entity named on another international sanctions list. The Company further represents that, to the best of its knowledge, none of the proceeds of the Financing shall be derived from or used for any purpose prohibited under the OFAC Programs or other international sanctions programs.

O.	Notwithstanding any agreement or representation, written or oral, by either the Company or CF&CO in connection with the Financing, the Company and its Representatives shall have no obligation to CF&CO to maintain the confidentiality of the tax treatment and tax structure of the Financing, or any materials of any kind (including opinions or other analyses) that are provided to the Company relating to such tax treatment and tax structure. As required by U.S. Treasury Regulations, we hereby inform you that (i) any discussion of federal tax issues contained or referred to in any materials prepared by CF&CO in connection with our engagement hereunder is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code and (ii) such discussion is written to support the promotion or marketing of the matters addressed therein. CF&CO does not provide tax, legal or accounting advice. The Company will consult its own tax, legal and accounting advisors in connection with any Financing.

P.	Each of the Company and CF&CO irrevocably (i) submits to the jurisdiction of any court of the State of New York located in the Borough of Manhattan or the United States District Court for the Southern District of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby (each, a “Proceeding”), (ii) agrees that all claims in respect of any Proceeding may be heard and determined in any such court, (iii) waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (iv) agrees not to commence any Proceeding other than in such courts and (v) waives, to the fullest extent permitted by law, any claim that such Proceeding is brought in an inconvenient forum.

Q.	It is understood and agreed that CF&CO will act under this Agreement as an independent contractor with obligations solely to the Company, is being retained hereunder solely to assist the Company in its efforts to obtain the Financing and is not being retained hereunder to advise the Company as to the underlying business decision to consummate any Financing or to utilize the use of Proceeds thereof or with respect to any related financing, derivative or other transaction. Nothing in this Agreement or the nature of our services shall be deemed to create a fiduciary or agency relationship between CF&CO and the

[Annex A to the letter agreement dated March 12, 2018 between SELLAS Life Sciences Group, Inc. and Cantor Fitzgerald & Co.]

(vi)

Company or its security holders, employees or creditors, in connection with the Financing or otherwise. Other than as set forth in the Indemnification Provisions attached hereto, nothing in this Agreement is intended to confer upon any other person (including security holders, employees or creditors of the Company) any rights or remedies hereunder or related hereto. The Company agrees that CF&CO shall not have any liability (including without limitation, liability for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements) in contract, tort or otherwise to the Company, or to any person claiming through the Company, in connection with the engagement of CF&CO pursuant to this Agreement and the matters contemplated hereby, except where such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of CF&CO. The Company further agrees that CF&CO shall have no responsibility for any act or omission by any of the Company’s other Representatives.

R.	CF&CO reserves the right to employ the services of its affiliates in providing services contemplated by this Agreement and to allocate, in whole or in part, to its affiliates certain fees payable to CF&CO in such manner as CF&CO and its affiliates may agree, in CF&CO’s sole discretion.

S.	In the event that CF&CO institutes legal proceedings to enforce any provisions of this Agreement, including, without limitation, the collection of any fees, and is the prevailing party in such legal proceedings, the Company shall reimburse CF&CO for all costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith but in all other circumstances each party shall bear its own counsel fees.

T.	This Agreement embodies the entire agreement and understanding of the Company and CF&CO with respect to the subject matter hereof. The provisions of this Agreement may not be modified, amended or supplemented except in writing executed by the Company and CF&CO. Neither party has the right to assign its obligations or rights or privileges pursuant to this Agreement to any other person without the written consent of the other party; provided, however, it may be assigned by CF&CO to any successor in interest. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective permitted successors and assigns.

U.	All notices or other communications, including service of process, required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified, and if sent to CF&CO, shall be delivered to:

Cantor Fitzgerald & Co.

499 Park Avenue

New York, NY 10022

Attention:    Head of Investment Banking

Facsimile:    (212) 829-4708

and

[Annex A to the letter agreement dated March 12, 2018 between SELLAS Life Sciences Group, Inc. and Cantor Fitzgerald & Co.]

(vii)

Cantor Fitzgerald & Co.

499 Park Avenue

New York, NY 10022

Attention:    General Counsel

Facsimile:    (212) 829-4708

and if to the Company, shall be delivered to:

SELLAS Life Sciences Group, Inc.

315 Madison Avenue, 4th Floor

New York, NY 10017

Attention:    Angelos Stergiou, M.D., ScD h.c.

Email: Astergiou@sellaslife.com

Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the commercial banks in the City of New York are open for business.

[Annex A to the letter agreement dated March 12, 2018 between SELLAS Life Sciences Group, Inc. and Cantor Fitzgerald & Co.]

(viii)

INDEMNIFICATION PROVISIONS

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the letter agreement dated March 12, 2018 (as amended from time to time, the “Agreement”) between SELLAS Life Sciences Group, Inc. and Cantor Fitzgerald & Co.

The Company agrees to indemnify and hold harmless CF&CO, to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, and other liabilities (collectively, “Liabilities”), and will fully reimburse CF&CO for any and all fees, costs, expenses and disbursements (collectively, “Expenses”), as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration, and whether or not CF&CO is a party (collectively, “Actions”) (including any and all legal and other Expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), arising out of or in connection with advice or services rendered or to be rendered by CF&CO pursuant to the Agreement, the transactions contemplated thereby or CF&CO’s actions or inactions in connection with any such advice, services or transactions; provided, however, such indemnity agreement shall not apply to any portion of any such Liability or Expense that is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of CF&CO.

These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have and shall extend to the following: Cantor Fitzgerald, L.P., Cantor Fitzgerald & Co., and their respective affiliated entities, partners, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws). All references to CF&CO in these Indemnification Provisions shall be understood to include any and all of the foregoing.

If any Action is commenced as to which CF&CO proposes to demand indemnification hereunder, it shall notify the Company with reasonable promptness; provided, however, that any failure by CF&CO to notify the Company shall not relieve the Company from its obligations hereunder. CF&CO shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the Expenses of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against CF&CO made with the Company’s written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of CF&CO, settle or compromise any claim, or permit a default or consent to the entry of any judgment, in any Action in respect of which indemnification may be sought hereunder.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and CF&CO, on the other hand, shall contribute to the Liabilities and Expenses to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and CF&CO, on the other hand, and also the relative fault of the Company, on the one hand, and CF&CO, on the other hand, in connection with the statements, acts or omissions which resulted in such Liabilities and Expenses. The Company agrees for purposes of this paragraph that the relative benefits to the Company and CF&CO of any contemplated Financing (whether or not consummated) shall be deemed to be in the same proportion as the total value paid or issued or contemplated to be paid or issued to or by the Company or its security holders in connection with such Financing bears to the fees paid or payable to CF&CO under the Agreement. Notwithstanding the foregoing, CF&CO shall not be obligated to contribute any amount pursuant to this paragraph that exceeds the amount of fees previously received by CF&CO pursuant to the Agreement.

[Annex A to the letter agreement dated March 12, 2018 between SELLAS Life Sciences Group, Inc. and Cantor Fitzgerald & Co.]

(ii)